UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMERISERV FINANCIAL, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

AMERISERV FINANCIAL, INC.

P.O. BOX 430

JOHNSTOWN, PENNSYLVANIA 15907-0430

To Be Held April 27, 2010

Mailed to Security Holders March 22, 2010

AmeriServ Financial, Inc.

P. O. Box 430

Johnstown, Pennsylvania 15907-0430

814-533-5158

March 22, 2010

Dear Fellow Shareholder:

AmeriServ Financial, Inc.’s annual meeting of shareholders will be held on Tuesday, April 27, 2010, at 1:30 p.m., Eastern Time, at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901-2996.

The matters to be acted upon at the meeting are:

(a)	the election of five Class III directors;

(b)	the waiver of the director age restriction provision of the bylaws with respect to Craig G. Ford, a nominee for election as a director;

(c)	an advisory (non-binding) vote on executive compensation; and

(d)	such other matters as may properly come before the AmeriServ Financial, Inc. annual meeting or any adjournment thereof.

Your vote is very important to us, and we encourage you to review the enclosed materials. Voting via the Internet or by telephone is fast and convenient, and your vote is immediately tabulated and confirmed. Using the Internet or telephone saves us money by reducing postage and proxy tabulation costs. If you prefer to vote by mail, please sign, date and return the proxy card. Regardless of whether you plan to attend the annual meeting in person, please vote now so that the matters coming before the meeting may be acted upon.

I look forward to seeing you at the annual meeting.

Respectfully yours,

Glenn L. Wilson President & Chief Executive Officer

AmeriServ Financial, Inc.

P. O. Box 430

Johnstown, Pennsylvania 15907-0430

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 22, 2010

To The Shareholders:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of AmeriServ Financial, Inc. will be held at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901-2996, on Tuesday April 27, 2010, at 1:30 p.m., Eastern Time, for the purpose of considering and voting on the following matters:

1.	Election of five Class III directors for a term of three years from the date of election and until their successors shall have been elected and qualified (Matter No. 1);

2.	The waiver of the director age restriction provision of the bylaws with respect to Craig G. Ford, a nominee for election as a director (Matter No. 2);

3.	An advisory (non-binding) vote on executive compensation (Matter No. 3); and

4.	Such other business as may properly come before the meeting or any adjournment thereof.

Only those shareholders of record at the close of business on March 8, 2010, shall be entitled to notice of and to vote at the meeting. A proxy statement, a proxy card and a self-addressed postage prepaid envelope are enclosed. Please complete, sign and date the proxy card and return it promptly in the envelope provided or, if you prefer, vote by telephone or Internet by following the instructions on the proxy card. If you attend the meeting, you may revoke your proxy and vote in person.

This notice, the accompanying proxy statement and form of proxy are sent to you by order of the board of directors.

Sharon M. Callihan,

Corporate Secretary

Johnstown, Pennsylvania

March 22, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 27, 2010:

Our Proxy Statement on Schedule 14A, form of proxy card, 2009 Annual Report on Form 10-K and 2009 Annual Report are available at: https://www.proxyvote.com.

AMERISERV FINANCIAL, INC.

P.O. Box 430

Johnstown, Pennsylvania 15907-0430

PROXY STATEMENT

GENERAL

Introduction

The board of directors of AmeriServ Financial, Inc. is soliciting proxies for use at our annual meeting of shareholders to be held on April 27, 2010, at 1:30 p.m., Eastern Time, at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, Pennsylvania 15901-2296. This proxy statement and enclosed proxy card are being mailed to shareholders on or about March 22, 2010. Our annual report for the year ended December 31, 2009, accompanies this proxy statement. The annual report should not be regarded as proxy solicitation material. AmeriServ Financial, Inc. (which is sometimes referred to as “ASRV,” “the company,” “we,” “us” or “our”) is the holding company for AmeriServ Financial Bank doing business as AmeriServ Financial (the “Bank”) and AmeriServ Trust & Financial Services Company.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to the use of the mail, some of our directors and officers may solicit proxies, without additional compensation, in person, by telephone, telegram, or otherwise. We may make arrangements with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares held by them of record, and we may reimburse them for reasonable expenses they incur.

Voting Securities

As of the close of business on the record date, March 8, 2010, there were 21,223,942 shares of common stock, par value $0.01 per share, outstanding. Holders of record of our common stock as of the close of business on the record date are entitled to notice of and to vote at the annual meeting. Except with respect to the election of directors, each shareholder is entitled to one vote for each share held. Holders of our common stock are entitled to cumulate their vote in the election of directors.

The five persons receiving the highest number of votes cast at the annual meeting will be elected as Class III directors (Matter No. 1). The affirmative vote of a majority of the votes cast at the annual meeting is required to approve the waiver of the director age restriction provision of the bylaws with respect to our Chairman of the board of directors, Craig G. Ford, a nominee for election as a director (Matter No. 2), and the advisory vote on executive compensation (Matter No. 3).

If you participate in our Dividend Reinvestment and Common Stock Purchase Plan, the proxy card included with this proxy statement represents the number of shares registered in your name and the number of shares, including fractional shares, credited to your Dividend Reinvestment and Common Stock Purchase Plan account.

If you appropriately mark, sign and return the enclosed proxy card in time to be voted at the annual meeting, or if you vote by telephone or Internet in accordance with the instructions on the proxy card, the shares represented by the proxy will be voted in accordance with your instructions. Signed proxies not marked to the contrary will be voted “FOR” the election of the nominees for ASRV’s board of directors, “FOR” the waiver of the director age restriction with respect to our Chairman, Craig G. Ford, and “FOR” the advisory vote on executive compensation.

Right of Revocation

You may revoke your proxy at any time before it has been exercised by filing with the Corporate Secretary of ASRV an instrument of revocation or a duly executed proxy bearing a later date. If you attend the annual meeting, you may also revoke a previously granted proxy by voting in person at the meeting.

Quorum

Under our bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the annual meeting. Abstentions will not constitute or be counted as “votes” cast for purposes of the annual meeting, but will be counted for purposes of determining the presence of a quorum.

Principal Shareholders

The following table sets forth information regarding persons or entities that we believe own of record or beneficially, as of March 8, 2010, five percent or more of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Common Stock
Dimensional Fund Advisors Inc. (1) 1299 Ocean Avenue – 11th Floor Santa Monica, California 90401	1,681,946	7.93%

Financial Stocks Capital Partners III L.P. (2) 441 Vine Street, Suite 5070 Cincinnati, Ohio 45202	2,110,000	9.90%

Wellington Management Company, LLP (3) 75 State Street Boston, Massachusetts 02109	1,498,200	7.06%

(1)	Dimensional Fund Advisors Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trust and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over 1,681,946 shares of our common stock as of March 8, 2010. The Funds own all securities reported and Dimensional disclaims beneficial ownership of such securities.

(2)	Financial Stocks Capital Partners III L.P. is a private equity partnership. The general partner is an affiliate of Financial Stocks, Inc., a registered investment advisor.

(3)	Wellington Management Company, LLP is a private partnership, which focuses exclusively on the business of investment management.

MATTER NO. 1

ELECTION OF ASRV DIRECTORS

General

Under our Articles of Incorporation, the total number of directors may be determined by either a resolution adopted by a majority vote of the directors then in office or by a resolution adopted by the shareholders at a meeting. The number of directors for 2010 has been set by the board at 16, plus our current President and Chief Executive Officer. The board has determined that all directors are independent, pursuant to the listing standards of The NASDAQ Global Market (“NASDAQ”), except Glenn L. Wilson, the current President and Chief Executive Officer of the company, and Allan R. Dennison, the former President and Chief Executive Officer of the company, who are disqualified by reason of their current or past employment relationship with ASRV.

Our board of directors, as provided in our Articles of Incorporation, is divided into three classes, each being as nearly equal in number as possible. The directors in each class serve a term of three years each and until their successors are elected and have qualified. Under our articles of incorporation, a person who is elected to fill a vacancy on the board of directors will serve as a director for the remaining term of office of the class to which he or she was elected.

Nominees and Continuing Directors

The board of directors has fixed the number of directors in Class III at five and has nominated Daniel R. Devos, James C. Dewar, Bruce E. Duke, III, M.D., Craig G. Ford, and Kim W. Kunkle for election as Class III directors, each of whom will serve a three year term that will expire at the 2013 annual meeting of shareholders and until his or her successor is duly elected and has qualified. Directors Devos, Dewar, Duke, Ford and Kunkle were elected by the shareholders at the 2007 annual meeting. The remaining directors will continue to serve in accordance with their previous election, with the terms of the Class I and Class II directors expiring in 2011 and 2012, respectively. If Matter No. 2 is not approved by the required number of votes at the annual meeting, Mr. Ford will not be able to serve as a director of the Company.

Our bylaws permit nominations for election to the board of directors to be made by the board of directors or by any shareholder entitled to vote for the election of directors. All nominations for director to be made at the annual meeting by shareholders entitled to vote for the election of directors must be preceded by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the President of ASRV not less than 90 days nor more than 120 days prior to the annual meeting. Such notice must contain, to the extent known, the following information:

•	the name and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the number of shares of capital stock of ASRV owned by the notifying shareholder

•	the total number of shares of capital stock of ASRV that will be voted by the notifying shareholder and the total number of shares of capital stock that will be voted for each proposed nominee; and

•	the name and residence address of the notifying shareholder.

We have not received any notice of nomination for election as a director in connection with this year’s annual meeting. Any nomination that does not comply with the procedures required by the bylaws and any vote cast at the annual meeting for any candidate not duly nominated will be disregarded.

With respect to the election of directors, each shareholder has the right to vote, for each share of our common stock held by the shareholder, such number of votes as shall be equal to the number of directors to be elected, and the shareholder may cast the whole number of votes for one nominee or distribute them among two or more nominees. If a signed proxy contains no direction regarding the distribution of votes, the proxies will have authority to cumulate votes in their discretion, except to the extent that a shareholder withholds such authority on the form of proxy. The five persons receiving the highest number of votes cast at the annual meeting will be elected as Class III directors.

Except as noted above, shares represented by proxies will be voted for the nominees listed, each of whom is now a director of ASRV and each of whom has expressed his willingness to serve, or for any substitute nominee or nominees designated by our board of directors in the event any nominee or nominees become unavailable for election. We have no reason to believe that any of the nominees will not serve if elected.

The following tables set forth as to each of the nominees for election as a Class III director and as to each of the continuing Class I and Class II directors, his or her age, principal occupation and business experience, the period during which he or she has served as a director of ASRV, or an affiliate or predecessor, and their current and recent directorships in other public companies. In addition, we briefly describe the particular experience, qualifications, attributes or skills that led our board to conclude that the person should serve as a director of ASRV. There are no family relationships between any of the listed persons.

The board recommends that you cast your votes FOR the election of the below-named nominees to serve as Class III Directors.

Nominees for Election as Class III Directors - Term Expires in 2013

Name and Principal Occupation	Age	Director Since (1)	Directorship in Other Reporting Companies

Daniel R. DeVos

Mr. DeVos is the former President & CEO of Concurrent Technologies Corporation (“CTC”), a position he held, from 1988 until he retired in January 2009. He continues to serve as a director of CTC, a nonprofit research and development organization. Under Mr. DeVos’ leadership, CTC grew from 15 to 1,400 employees at 50 locations across the country with annual revenues in excess of $240 million and achieved a national reputation for advanced computing, telecommunications, process modeling, materials development and environmental technology applications. In addition, Mr. DeVos has played an important role in the revitalization efforts in the Johnstown-area, including serving as Chairman of the Johnstown Chamber of Commerce and the Johnstown chapter of the United Way. We believe that Mr. DeVos’ previous professional experiences provides him with insight as to how companies may improve their business processes and operations and better utilize technology in these processes and operations, which is valuable to our board of directors, especially when it is involved in considering capital investments in technology and in its ongoing responsibilities for overseeing management and evaluating management’s effectiveness.

	67	1991	None

James C. Dewar

Mr. Dewar is the President & CEO of Geo. C. Dewar, Inc. and was the President & CEO of Dewar’s Car World until he retired in 1999. Mr. Dewar has served as Chairman of the ASRV audit committee for many years and as a result has acquired significant experience with ASRV’s audit process, internal audit function, and financial reporting. In addition, as a long-time director, Mr. Dewar’s experience with ASRV through various economic climates remains valuable to our board during these difficult economic times. As a former business owner, he can offer the board insight as to the economic pressures our customers are facing.

	72	1974	None

Bruce E. Duke, III, M.D.

Dr. Duke is currently a surgeon with Conemaugh Health System (“CHS”), the largest health care provider in west central Pennsylvania, and serves on the finance and capital improvement committees for CHS’s holding company. Prior to his employment with CHS in 2008, he was the President of Valley Surgeons, Inc., a 10 employee firm with 3 surgeons, where he oversaw the business matters for the firm and acted as a fiduciary for its pension plan. We have nominated Dr. Duke because during his tenure with ASRV he has made valuable contributions to our board and committees and we believe he will continue to do so given his experience in managing the operations, financial statements, and compensation programs of his surgical practice.

	66	1987	None

Craig G. Ford

Mr. Ford is currently the Non-executive Chairman of ASRV and the Bank. From December 2002 until March 2004, he served as the President & CEO of ASRV and the Bank. From 1992 to December 2002 and since his retirement from ASRV, he has acted as an independent consultant to small to mid-cap financial institutions and advised them on strategic planning, technology planning, business plan development and execution, and management-board coordination. From 1987 to 1992, Mr. Ford was a Group Executive Vice President of Meridian Bancorp, where he was responsible for technology and government relations. Prior to that, Mr. Ford had a long career with Mellon Bank, where he led the bank’s community banking division for 10 years until he began serving as the Chairman’s liaison with acquired companies. Mr. Ford has also been prominent in bank industry activities, including a term as President of the Pennsylvania Bankers Association, Chairman of the Pennsylvania Bankers Association Government Relations Council, and Chairman of the American Bankers Association’s Membership Criteria Committee. Mr. Ford also served as Co-Chairman of the Committee for Efficiency in Government of the Office of Management of the Budget, 1974-1976, as well as serving as a member of the Financial Council of the American Management Association, and as a member of the USPS Treasury Task Force, 1970-1975. He received his bachelor of science degree in economics from the Wharton School of Business of the University of Pennsylvania.

Mr. Ford’s nomination is based upon the value we place on his in-depth knowledge regarding the banking business and the community in which ASRV operates. Additionally, we believe that Mr. Ford’s knowledge and leadership qualities are important to the board’s effectiveness and in his role as Chairman. We believe his leadership and knowledge were very important to the successful transition from Mr. Ford to our former President & CEO, Allan Dennison, and will continue to be important for the successful leadership transition from Mr. Dennison to our current President & CEO, Glenn Wilson. Finally, Mr. Ford’s aptitude in the area of strategic planning remains important as ASRV formulates plans in these uncertain economic times.

80	2003	None

Kim W. Kunkle

Since 1984, Mr. Kunkle has served as the President & CEO of Laurel Holdings, Inc. (“Laurel”), a Johnstown-based holding company with investments in metal working, janitorial services, pipeline construction, defense electronics, industrial tool distribution, and sports turf renovation. The Laurel subsidiaries and partnerships employ over 1,100 employees. We have nominated Mr. Kunkle because we believe that his professional experience managing a diverse organization of Laurel’s size demonstrates his ability to effectively oversee ASRV’s management as a member of the board and continue to make valuable contributions to ASRV’s committees.

55	1984	None

Continuing Class II Directors - Term Expires in 2012

Name and Principal Occupation	Age	Director Since (1)	Directorship in Other Reporting Companies

J. Michael Adams, Jr., Esquire

Mr. Adams is the Founder and Managing Member of Mike Adams & Associates LLC, a Pittsburgh based law firm. During the past 23 years, he has maintained a diverse civil litigation; government law; and retail practice. He is licensed to practice law in Pennsylvania and the District of Columbia. Mr. Adams presently serves as the solicitor for the Community College of Allegheny County. In addition, Mr. Adams currently serves as chairman of the committee which reviews applications and interviews candidates for the U.S. District Court for the Western District of Pennsylvania on behalf of U.S. Senator Robert P. Casey, Jr. Mr. Adams formerly served as chairman of the board of directors of The Daily News Publishing Co., a privately held company. His prior board service and experience as solicitor and in the judicial appointment process have provided Mr. Adams skills relevant to his service on our audit and nominating committees, respectively. Because we are a public company operating in a highly regulated industry, we believe Mr. Adams’ experience and perspective as an attorney is valuable not only as a member of the board but also as member of multiple board committees.

	48	2000	None

Margaret A. O’Malley, Esquire

Ms. O’Malley has over 26 years of experience in private legal practice at Yost & O’Malley, a law firm in Johnstown, Pennsylvania, where she advises both individuals and corporate for profit and non-profit entities. She is licensed to practice law in Pennsylvania and the District of Columbia, and is an experienced litigator in both state and federal courts. Since 2000, she has been the Chair of ASRV’s compensation, nominating and corporate governance committees and the Vice Chair of its executive and audit committees. Because we are a public company operating in a highly regulated industry, we believe Ms. O’Malley’s experience and perspective as an attorney is valuable not only as a member of the board but in her continued role as Chair of the compensation, nominating, and corporate governance committees. With ASRV’s participation in the Capital Purchase Program and the increased regulatory and corporate governance measures passed in light of the recent economic crisis, we believe that Ms. O’Malley’s continued leadership in these committee roles remains important to the board’s success.

	50	1997	None

Mark E. Pasquerilla Mr. Pasquerilla has been the President of Pasquerilla Enterprises, L.P. since 2006. From 1992 until it was acquired by the Pennsylvania Real Estate Investment Trust in December 2003, Mr. Pasquerilla was an officer and director of Crown American Enterprises, Inc., a commercial real estate developer. From April 1999 until December 2006, he served	50	1997	Pennsylvania Real Estate Investment Trust (2003-Present)

as Chairman & CEO of its affiliates, Crown Holding Company and Crown Hotel Holding Company. In these positions he acquired substantial experience in real estate finance. Because declining real estate values contributed significantly to the economic crisis, and, like most banks, ASRV has many real estate loans, we believe that his professional experience in this area is important to the board.

Thomas C. Slater Mr. Slater has been the owner, President & Director of Slater Laboratories, Inc. since 1970. Mr. Slater serves on ASRV’s compensation and nominating committees, and is Chairman of the investment/ALCO committee. The board continues to find Mr. Slater’s extensive experience with ASRV and his commitment to his committee positions to be a primary factor in his nomination to the board.	67	1980	None

Nedret Vidinli

Mr. Vidinli has been a Managing Director of FSI Group, Inc. (“FSI”), a multi-strategy investment platform focused on opportunities in the financial services sector, since 2006. FSI specializes in financing and investing in banks, thrifts, insurance companies, REITs, real estate operating companies, specialty finance firms, asset management firms, financial technology companies, and brokerage firms. From 2002 to 2006, he served as a Vice President and Senior Analyst of FSI’s affiliate, Financial Stocks, Inc. He is also a Chartered Financial Analyst. Mr. Vidinli’s knowledge regarding the financial services industry and his experience as an analyst makes him a valuable member of our board because these experiences provide insights regarding our actions and strategies, and how they compare to our competitors and how they will be perceived by our current and prospective investors. FSI is also involved in managing the assets received by United States Treasury under the TARP Capital Purchase Program (“CPP”). Given ASRV’s current participation in CPP, we believe Mr. Vidinli’s familiarity with this program is valuable for our board of directors. Furthermore, because Mr. Vidinli is a relatively new member to our board, we believe that his continued participation may offer, in some circumstances, a new perspective.

	42	2008	First Keystone Financial, Inc. (2007-Present)

Glenn L. Wilson

Mr. Wilson has been President & CEO of ASRV and the Bank since August 2009. Mr. Wilson was Chairman, President & CEO of Citizens National Bank, an affiliate of Mercantile Bankshares from 2003 to March 2007, when it was acquired by PNC Financial Service Group, Inc. Upon the acquisition by PNC, Mr. Wilson became Executive Vice President of PNC Bank where he served until August 2009. Mr. Wilson is also past national chair of the Risk Management Association (RMA), which is the leading body of credit and enterprise risk professionals in the banking industry. He remains active in this organization, which provides various resources and forums that ASRV takes advantage of in managing various organizational risks. For the board to run efficiently and effectively, we believe that the nomination of the President & CEO to the board is necessary and assists the board in keeping abreast of management’s progress on corporate initiatives. Moreover, we believe that Mr. Wilson’s experience at two other financial institutions in the last seven years provides the board with new insight relevant to its strategic initiatives.

	54	2009	None

Continuing Class I Directors - Term Expires in 2011

Name and Principal Occupation	Age	Director Since (1)	Directorship in Other Reporting Companies

Allan R. Dennison

From February 2004 until October 2009, Mr. Dennison served as President & CEO of ASRV and its subsidiaries. Mr. Dennison has more than 40 years of banking experience, and his prior positions included being President and CEO of Swineford National Bank, a community bank affiliated with Fulton Financial Corporation, and senior positions with Mellon Bank of Pittsburgh and Huntington National Bank. The depth of Mr. Dennison’s banking experience and industry knowledge over decades of economic changes is highly valuable to the board, especially in this uncertain economic climate. Furthermore, his experience and leadership on the board will help ensure Mr. Wilson’s smooth transition to President & CEO.

	63	2005	None

James M. Edwards, Sr.

Mr. Edwards is the former President and CEO of the NBC network affiliated television broadcasting company, WJAC, Incorporated, which serves the Johnstown-Altoona-State College, Pennsylvania metropolitan area. From 2007 to 2010, he has served as the Director of Entrepreneurial Development for the Johnstown Area Regional Industries the largest economic development organization in the region. Mr. Edwards brings to the Board the business experience he gained during a 40 year career in the newspaper, radio, and television business; several years of experience as a Director of companies involved in the refractory business, men’s clothing, soft drink bottling, the travel agency business, and an investment company; the experience gained by serving in a leadership position on the Boards of Directors for national and state print, broadcast, and professional hockey industries; and over 30 years of experience serving in leadership positions with major community service organizations including the Chamber of Commerce and the Johnstown Area Regional Industries Economic Development organization. We believe that Mr. Edwards’ extensive business experience, his long history of involvement in community public service agencies and his recent effort to work with entrepreneurs in the Johnstown area provides the broad-based background appropriate for a director.

	70	1984	None

Very Rev. Christian R. Oravec Since 2004, Very Rev. Oravec has been Minister Provincial of the Franciscan Friars, an organization of 145 people stationed in 14 states and two foreign countries. He is the Chairman of the Board of Trustees of Saint Francis University of Loretto, Pennsylvania and Franciscan University of Steubenville, Ohio. His unique professional experience adds to the diversity of our board and his leadership positions at these institutions has given him experience managing financial matters relevant to his service on our audit and investment/ALCO committees.	72	1990	None

Howard M. Picking, III Mr. Picking is the Chairman of the Picking Company, a family firm with real estate holdings. Mr. Picking is also the former CEO and Chairman of Miller-Picking Corporation, an air conditioning machinery manufacturer supplying industrial, pharmaceutical and hospital building markets domestically and oil rigs in the Middle East with plants located	72	1970	None

in Johnstown, PA; Hattiesburg, MS; and a joint venture in Mexico City. Mr. Picking led the negotiations for the sale of Miller-Picking to York International in 1992 after being the CEO of Miller-Picking for 15 years and working at Miller-Picking from 1966 till 1992. Subsequently, he was employed for five years by York International. As a long-standing director, Mr. Picking has developed knowledge of banking operations in varying economic climates. Furthermore, his experience as a CEO/Chairman of Miller-Picking; past Chairman of Conemaugh Valley Memorial Hospital, a 400 bed, teaching hospital; and current Chairman of CTC Corporation, a not-for-profit 1,400 member research and development firm headquartered in Johnstown, is important to his effective service as a board member and as a member of our audit, compensation, corporate governance, and nominating committees. He has also served two terms as Chairman of the United Way of the Laurel Highlands and has long been active in community affairs in the Johnstown region, which is the primary market for the Bank’s operations.

Sara A. Sargent

Ms. Sargent is the owner & President of Sargent’s Court Reporting Service, Inc., Sargent’s Personnel Agency, Inc., and Sargent’s Transcription Service, Inc. She is active in all phases of the business, including operations, marketing, financial analysis, and contract negotiations. Ms. Sargent has won numerous business-related awards, including the Small Business Person of the Year for the Commonwealth of Pennsylvania and being selected by Ernst & Young and Merrill Lynch as Entrepreneur of the Year for Western Pennsylvania and West Virginia. We believe that her professional experience managing multiple organizations of this size demonstrates that she has the capability to effectively oversee ASRV’s management as a member of the board and continue to make valuable contributions to ASRV’s committees.

	62	1996	None

Robert L. Wise Mr. Wise is the former President of Pennsylvania Electric Company, GPU Genco, Inc., GPU International, Inc. and GPU Energy, Inc., each of them a subsidiary of GPU, Inc., a public energy conglomerate purchased by FirstEnergy, Inc. in 2001. Mr. Wise’s executive experience at subsidiaries of a public company is valuable to ASRV as a board member, and more specifically, as a member of our audit committee.	66	1986	None

(1)	Reflects the earlier of the first year as a director of ASRV, the Bank, or Johnstown Savings Bank.

Security Ownership of Management

The following table sets forth information concerning the number of shares of our common stock beneficially owned, as of March 8, 2010, by each present director, nominee for director, and each executive officer named in the Summary Compensation Table appearing below.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (%)

J. Michael Adams, Jr. (3)	64,010	*
Allan R. Dennison	91,249	*
Daniel R. DeVos	49,989	*
James C. Dewar	121,213	*
Bruce E. Duke, III, M.D.	58,943	*
James M. Edwards, Sr.	46,263	*
Craig G. Ford	35,590	*
Dan L. Hummel	30,628	*
Kim W. Kunkle (4)	54,864	*
Gary M. McKeown	31,626	*
Margaret A. O’Malley (5)	278,515	1.32
Very Rev. Christian R. Oravec	15,657	*
Mark E. Pasquerilla (6)	431,213	2.04
Howard M. Picking, III (7)	73,477	*
Sara A. Sargent	158,232	*
Thomas C. Slater	51,789	*
Jeffrey A. Stopko	35,661	*
Nedret Vidinli (8)	2,110,000	9.90
Ronald W. Virag	24,424	*
Glenn L. Wilson	10,000	*
Robert L. Wise	78,421	*

Officers, Directors and Nominees for Director as a Group (21 persons)	3,851,764	13.26

*Less than 1%

(1)	Except as noted below, each of the identified beneficial owners, including the officers, directors and nominees for director, has sole investment and voting power as to all the shares beneficially owned with the exception of those held jointly by certain officers, directors and nominees for director with their spouses or directly by their spouses or other relatives.

(2)

Includes shares of our common stock that may be acquired within sixty (60) days of the Record Date upon the exercise of presently exercisable stock options that were granted under the 1991 Stock Option Plan and the 2001 Stock Incentive Plan as follows: 13,333,

60,000, 12,900, 15,000, 15,900, 19,100, and 136,233 held by Messrs. Ford, Dennison, Hummel, McKeown, Stopko, Virag, and the group, respectively.

(3)	Total number of shares includes J. Michael Adams, Jr. as voting trustee of 23,897 shares of our common stock held by Jerome M. Adams and Elizabeth Adams under a Voting Trust Agreement dated January 31, 2002.

(4)	Includes 22,202 shares held by Laurel Management Retirement Plan, of which Mr. Kunkle is a trustee and 3,000 shares held by Laurel Holdings, Inc., of which Mr. Kunkle is an officer. With respect to each, Mr. Kunkle has voting and investment power.

(5)	Total number of shares includes Margaret A. O’Malley as voting trustee of 105,247 shares of our common stock held by her mother, Jean O’Malley, under a Voting Trust Agreement dated March 3, 1997.

(6)	Includes 287,150 shares of our common stock held by Crown American Enterprises, Inc., of which Mark E. Pasquerilla is an officer, and has the power to vote such shares, and 125,500 shares held by the Marenrico Partnership, of which Mr. Pasquerilla is one of the partners and has the power to vote such shares.

(7)	Includes 366 shares owned by The Picking Company of which Mr. Picking is Chairman.

(8)	Financial Stocks Capital Partners III L.P. has voting and dispositive power of the 2,110,000 shares deemed to be beneficially owned by Mr. Vidinli. Mr. Vidinli is a managing director of FSI Group, Inc., which is the general partner of Financial Stocks Capital Partners III L.P. Mr. Vidinli disclaims any beneficial ownership of these shares because he does not have voting or dispositive power over these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon our review of the Forms 3 and Forms 4 filed by the beneficial owners of our common stock, we believe all reports required by Section 16(a) of the Exchange Act were filed on time.

Board and Committees

The board of directors has various standing committees, including an audit committee, a corporate governance committee, an executive committee, an investment/ALCO committee, a compensation committee, and a nominating committee. Directors are expected to attend meetings of the board, meetings of the committees on which they serve and the ASRV annual meeting. During 2009, the board of directors held 12 meetings, the audit committee held 9 meetings, the executive committee held no meetings, the investment/ALCO committee held 4 meetings, the corporate governance committee held 3 meetings, the compensation committee held 5 meetings, and the nominating committee held 3 meetings. Each director attended at least 75% of the combined total of meetings of the board of directors and of each committee of which he or she was a member. Each director attended ASRV’s 2009 annual meeting except for Bruce E. Duke, III, M.D. There were 2 executive sessions of the board of directors excluding management.

The executive committee serves as a resource for management to seek guidance on issues between regularly scheduled meetings or with respect to matters that generally do not warrant calling a special board meeting. In addition, from time to time the executive committee is asked to study strategic issues in greater depth than may be practical for the board as a whole. The executive committee is comprised of Directors Pasquerilla (Chair), O’Malley (Vice Chair), Adams, Dewar, Ford, Kunkle, Picking and Sargent.

The audit committee is comprised of Directors Dewar (Chair), O’Malley (Vice Chair), Adams, DeVos, Duke, Ford, Oravec, Picking, Sargent and Wise, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing requirements. Mr. Ford is also designated as the audit committee financial expert, and meets the qualifications to serve as such under the NASDAQ listing standards.

The audit committee operates under a written charter and is responsible for the appointment, compensation, oversight, and termination of our independent auditors. The committee is required to pre-approve audit and certain non-audit services performed by the independent auditors. The committee also assists the board in providing oversight over the integrity of our financial statements, compliance with applicable legal and regulatory requirements and the performance of our internal audit function. The committee also is responsible for, among other things, reporting to our board on the results of the annual audit and reviewing the financial statements and related financial and non-financial disclosures included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Importantly, from a corporate governance perspective, the audit committee regularly evaluates the independent auditors’ independence from ASRV and its management, including approving consulting and other legally permitted, non-audit services provided by our auditors and the potential impact of the services on the auditors’ independence. The committee meets periodically with our independent auditors and our internal auditors outside of the presence of management, and possesses the authority to retain professionals to assist it in meeting its responsibilities without consulting with management. The committee reviews and discusses with management earnings releases, including the use of pro forma information (if applicable). The committee also discusses with management and the independent auditors the effect of accounting initiatives. The committee also is responsible for receiving and evaluating complaints and concerns relating to accounting and auditing matters.

The nominating committee is comprised of Directors O’Malley (Chair), Sargent (Vice Chair), Adams, DeVos, Kunkle, Pasquerilla, Picking, and Slater, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing standards. The nominating committee operates under a written charter and is responsible for nominating individuals to stand for election as directors at the annual meeting of shareholders, assisting the board in the event of any vacancy on the board by identifying individuals qualified to become board members, recommending to the board qualified individuals to fill such vacancy, and recommending to the board, on an annual basis, nominees for each board committee. The committee has the responsibility to develop and recommend criteria for the selection of director nominees to the board, including, but not limited to, diversity, age, skills, experience, and time availability (including consideration of the number of other boards on which the proposed director sits) in the context of the needs of the board and ASRV and such other criteria as the committee determines to be relevant at the time. The committee has the power to apply these criteria in connection with the identification of individuals to be board members, as well as to apply the standards for independence imposed by our listing agreement with NASDAQ and all applicable federal laws in connection with this identification process.

The nominating committee does not maintain a formal diversity policy with respect to the identification or selection of directors for nomination to the board of directors. Diversity is just one of many factors the nominating committee considers in the identification and selection of director nominees. ASRV defines diversity broadly to include differences in race, gender, ethnicity, age, viewpoint, professional experience, educational background, skills and other personal attributes that can foster board heterogeneity in order to encourage and maintain board effectiveness.

The nominating committee considers potential candidates recommended by its members, management and others, including shareholders. In considering candidates recommended by shareholders, the committee will apply the same criteria it applies in connection with candidates recommended by the nominating committee. Shareholders may propose candidates to the nominating committee by delivering a notice to the nominating committee that contains the information required by Section 1.3 of our bylaws. In addition, shareholders may nominate persons directly for election as directors in accordance with the procedures set forth in Section 1.3 of our bylaws. A notice of any such nomination must contain all required information and must be mailed or delivered to our President not less than 90 days or more than 120 days prior to the annual meeting. The nominating committee did not pay any fee to any third party to search for, identify and/or evaluate the 2010 nominees for directors.

The investment/ALCO committee is comprised of Directors Slater (Chair), Kunkle (Vice Chair), Dennison, Dewar, Edwards, Ford, Oravec, Pasquerilla, Picking, and Wilson. This committee is responsible for overseeing our investment policy and monitoring interest rate, liquidity and market risk.

The corporate governance committee is comprised of Directors O’Malley (Chair), Adams (Vice Chair), Ford, Picking, and Sargent. The committee is responsible for making recommendations to the board of directors regarding, and monitoring compliance with: corporate governance principles applicable to the company; matters involving the company’s articles of incorporation, bylaws, shareholder proposals, committee responsibilities and other corporate governance issues; and the company’s policies, including, but not limited to, its Code of Ethics and Legal Code of Conduct and Code of Ethics for the Chief Executive Officer and Senior Financial Officers.

The compensation committee is comprised of Directors O’Malley (Chair), Pasquerilla (Vice Chair), Adams, DeVos, Dewar, Picking, Sargent and Slater, each of whom in the judgment of the board of directors is independent within the meaning of the NASDAQ listing standards. The compensation committee is responsible for reviewing and making recommendations regarding executive compensation and board compensation. The committee’s processes and procedures for determining executive compensation are described below under “Compensation Discussion and Analysis.” The committee has the authority to establish the compensation of the principal executive officer and other key executives. The principal executive officer provides input regarding compensation for executive officers other than himself.

The committee’s procedure for determining director compensation is to benchmark director compensation against compensation paid by peer financial institutions in our market area. The committee also encourages stock ownership by directors by directing that the annual retainer be paid in our common stock and by facilitating the use of monthly board fees for the purchase of additional shares of our common stock. The committee’s charter does not permit the committee to delegate its authority. The committee did not retain any compensation consultants with respect to establishing executive or director compensation for 2009.

Board Leadership Structure and Risk Oversight

The board of directors currently separates the role of Chairman of the Board of Directors and President and Chief Executive Officer. We believe that the separation of these roles, while not always necessary, is appropriate in the current economic and regulatory environment in which ASRV operates. Moreover, the separation of these roles is appropriate at this time since our President & Chief Executive Officer only joined ASRV in August 2009. We believe that the President & Chief Executive Officer should primarily focus on managing ASRV’s operations in a manner that executes its corporate strategy. Conversely, we believe that our Chairman of the Board of Directors should primarily focus on leading the board’s oversight of corporate governance matters, monitoring the progress and effectiveness of the President and Chief Executive Officer and management in implementing the company’s corporate strategy, and ensuring that the board is receiving, with sufficient frequency, the information it requires to act effectively, including providing proper risk oversight.

Although our Chairman leads the risk oversight processes, we believe that each member of our board of directors in his or her fiduciary capacity has a responsibility to monitor and manage risks faced by ASRV. At a minimum this requires the members of our board of directors to be actively engaged in board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Furthermore, because the banking industry is highly regulated, certain risks to ASRV are monitored by the board of directors through its review of ASRV’s compliance with regulations set forth by its regulatory authorities, including the Pennsylvania Department of Banking, the FDIC, and recommendations contained in regulatory examinations.

Because we believe risk oversight is a responsibility for each member of the board of directors, we do not concentrate the board’s responsibility for risk oversight in a single committee. Instead, each of our committees concentrates on specific risks for which they have an expertise, and each committee is required to regularly report to the board of directors on its findings. For example, the investment/ALCO committee regularly monitors ASRV’s exposure to certain investment risks, such as the effect of interest rate or liquidity changes, while our audit committee monitors ASRV’s exposure to certain reputational risks by establishing and evaluating the effectiveness of company programs to report and monitor fraud and by monitoring ASRV’s internal controls over financial reporting. Our compensation committee’s role in monitoring the risks related to our compensation structure is discussed in further detail in the “Compensation Committee Report” below.

Compensation Committee Interlocks And Insider Participation

Directors O’Malley (Chair), Pasquerilla (Vice Chair), Adams, DeVos, Dewar, Picking, Sargent and Slater are excluded from participation in any plan administered by the compensation committee while serving as a member of such committee, except for participation in the Independent Directors’ Annual Retainer Plan (the committee’s administration of which is limited to coordinating the payment of a predetermined retainer) and the ASRV 2001 Stock Incentive Plan, which was previously approved by shareholders on April 24, 2001.

None of our executive officers serves as a member of the board of directors or on the compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Compensation Discussion and Analysis

Introduction. The compensation committee administers our executive compensation program. The committee, which is composed entirely of independent directors, operates under a written charter and is responsible for reviewing and determining executive officer compensation, for evaluating the President and Chief Executive Officer, for overseeing the evaluation of all other officers and employees, for administering our incentive compensation programs (including the stock option plan), for approving and overseeing the administration of our employee benefits programs, for providing insight and guidance to management with respect to employee compensation generally, and for reviewing and making recommendations to the board with respect to director compensation. The President and Chief Executive Officer makes recommendations with respect to decisions concerning other executive officers of ASRV.

The compensation committee annually reviews the adequacy of its charter and recommends changes to the board for approval. The compensation committee meets at scheduled times during the year and also acts upon occasion by written consent. The chair of the committee reports on committee activities and makes committee recommendations at meetings of the board of directors.

Compensation Philosophy. Our executive compensation programs seek to achieve and maintain equity with respect to balancing the interests of shareholders and executive officers, while supporting our need to attract and retain competent executive management.

Toward this end, the compensation committee has developed an executive compensation policy, along with supporting executive compensation plans and programs, which are intended to attain the following objectives:

•	Emphasize the enhancement of shareholder value;
•	Support the acquisition and retention of competent executives;
•	Deliver the total executive compensation package in a cost-effective manner;
•	Reinforce key business objectives;
•	Provide competitive compensation opportunities for competitive results;
•	Encourage management ownership of our common stock; and
•	Comply with applicable regulations.

The committee collects and analyzes comparative executive compensation information from relevant peer groups, approves executive salary adjustments, recommends executive discretionary incentive/bonus plans, and administers the ASRV 2001 Stock Incentive Plan. Additionally, from time to time, the committee reviews other human resource issues, including qualified and non-qualified benefits, management performance appraisals, and succession planning.

The committee uses comparisons of competitive executive pay practices taken from banking industry compensation surveys and, from time-to-time, consultation with independent executive compensation advisors. Peer groups and competitive compensation practices are determined using executive compensation packages at bank holding companies and subsidiaries of comparable size to ASRV and its subsidiaries. However, the committee does not maintain a specific target percentile with respect to this peer group in determining executive compensation levels. Some national information is used for comparative compensation survey data, but most of the data is taken from a peer group of small-cap bank holding companies in the Commonwealth of Pennsylvania The peer group is periodically revised, and for 2009 compensation decisions the group consisted of the following companies: VIST Financial Corporation, Republic First Bancorp, Inc., ACNB Corporation, Abington Bancorp, Inc., First Chester County Corporation, Bryn Mawr Bank Corp., Orrstown Financial Services, Inc., ESSA Bancorp, CNB Financial Corp., Franklin Financial Services Corporation, and Fox Chase Bancorp.

Our executive compensation policy is designed to encourage decisions and actions that have a positive impact on overall corporate performance. For that reason, participation is focused on executive officers who have the greatest opportunity to influence the achievement of strategic corporate objectives.

ASRV utilizes two components of the executive compensation program to establish and maintain the desired relationship between executive pay and performance.

The first component, the formal performance appraisal system, relates to annual salary adjustments. Quantitative and qualitative performance factors are established for each executive position, and the performance of the incumbent executive is evaluated annually against these standards. This appraisal is then integrated with market-based adjustments to salary ranges to determine if a base salary increase is merited.

The second component of ensuring the desired relationship between executive pay and performance relates to the committee’s role in administering the 2001 Stock Incentive Plan and recommending executive discretionary cash incentive/bonus awards. Cash and equity at-risk compensation awards are recommended by the committee to the board of directors when, in the judgment of committee members, such awards are justified by the performance of executive officers in relation to the performance of ASRV with due regard for the level of risk assumed by the company.

The accounting and tax treatment of particular forms of compensation do not materially affect the committee’s compensation decisions. However, the committee evaluates the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to its compensation policies where appropriate.

Components of Compensation. The elements of total compensation paid by ASRV to its senior officers, including the President and Chief Executive Officer (the “CEO”) and the other executive officers identified in the Summary Compensation Table that appears following this Compensation Discussion and Analysis (the CEO and the other executive officers identified in that Table are sometimes referred to collectively as the “Named Executive Officers”), include the following:

•	Base salary;

•	Awards under our cash-based incentive compensation program;

•	Awards under our 2001 Stock Incentive Plan;

•	Benefits under our Pension Plan; and

•	Benefits under our health and welfare benefits plans.

On December 19, 2008, the company sold 21,000 shares of its Series D Preferred Stock to the United States Treasury (the “Treasury”) as part of the Treasury’s Capital Purchase Program. As more fully discussed below, under this program the company is expected to insure that its compensation plans do not encourage unnecessary or excessive risk. The compensation committee has engaged in a comprehensive review of its compensation plans in light of this guidance.

1.	Base Salary. The base salaries of the Named Executive Officers are reviewed by the Committee annually as well as at the time of any promotion or significant change in job responsibilities. The committee reviews peer group data to establish a market-competitive executive base salary program, combined with a formal performance appraisal system that focuses on awards that are integrated with strategic corporate objectives. Salary income for each Named Executive Officer for calendar years 2007, 2008 and 2009 is reported in Column (b) of the Summary Compensation Table, which appears following this Compensation Discussion and Analysis.

2.	Incentive Cash Compensation. ASRV has an established, written incentive compensation plan that generally provides for cash awards for the achievement of performance goals. The Committee is considering implementing a new incentive plan that would offer both cash and stock awards. The terms of this plan have yet to be finalized and there are no assurances that the terms of such plan, once finalized, would be acceptable to, and approved by, the board of directors.

3.	Incentive Stock Compensation. We use the grant of stock options and stock awards under our 2001 Stock Incentive Plan as the primary vehicle for providing long-term incentive compensation opportunities to our senior officers, including the Named Executive Officers. The plan was adopted by the shareholders in 2001 and provides for the grant of qualified and non-qualified stock options to purchase shares of our common stock at a per share exercise price which is not less than 100% of the fair market value of such shares on the date that the option is granted. Accordingly, options granted under the plan have no value unless the market price of the company’s common stock increases after the date of grant. The plan also provides for the grant of restricted stock awards. The stock incentive plan is designed to provide at-risk (incentive) compensation that aligns management’s financial interests with those of our shareholders, encourages management ownership of our common stock, supports the achievement of corporate short and long-term financial objectives, and provides competitive equity reward opportunities. We have not adopted any specific policy regarding the amount or timing of any stock-based compensation under the plan. No stock options were exercised and no stock awards of any kind vested in 2009. Furthermore, no options were granted to any of the Named Executive Officers in 2009, except for Mr. Wilson, our new President and Chief Executive Officer, who received an award of 60,000 options and 50,000 shares of restricted stock. Information concerning the number of options held by each Named Executive Officer as of December 31, 2009, is set forth in the Outstanding Equity Awards at Fiscal Year-End Table, which appears below.

4.	Pension Plan. ASRV maintains a defined benefit pension plan for the benefit of its employees, including its Named Executive Officers. Benefits under the plan are based upon an employee’s years of service and highest average compensation for a five year period. The 2009 increase in the actuarial present value of each Named Executive Officer’s accumulated benefit under the plan is set forth in Column (g) of the Summary Compensation Table which appears below and the actuarial present value of each Named Executive Officer’s accumulated benefit under the Plan and the aggregate number of years of service credited to each Named Executive Officer is set forth in the Pension Benefits Table which appears below. The Committee believes that this plan is designed to promote employee and executive officer retention and to allow ASRV to maintain a competitive position and attract talented officers and employees.

5.	Health and Welfare Benefits. ASRV provides healthcare, life and disability insurance and other employee benefits programs to its employees, including its Named Executive Officers. The committee is responsible for overseeing the administration of these programs and believes that its employee benefits programs should be comparable to those maintained by other members of the peer group so as to assure that ASRV is able to maintain a competitive position in terms of attracting and retaining officers and other employees. Our employee benefits plans are provided on a non-discriminatory basis to all employees.

6.	Perquisites. ASRV provides some of its Named Executive Officers with additional benefits not available to our other employees. For example, as set forth in the footnotes to our Summary Compensation Table which appears below, some of our Named Executive Officers receive reimbursements for the purchase or lease of, and the operation expenses for, a motor vehicle and for country club membership fees and dues. Additionally, Mr. Wilson received relocation and moving expenses in connection with accepting his position with ASRV. The Committee believes that these perquisites are offered by its competitors for talented executive officers and allow ASRV to remain competitive in attracting and retaining talented executive officers.

2009 Executive Officer Compensation. For 2009, the Named Executive Officers received salaries that were intended to maintain their compensation at a competitive level. In 2009, adjustments in base salary were extended to the Named Executive Officers (with the exception of Mr. Wilson). These increases were based upon each Named Executive Officer’s annual performance review, an annual review of peer compensation, and the overall performance of the company.

ASRV has paid country club dues and provided a car allowance for some of the Named Executive Officers, as shown in the Summary Compensation Table, because it believes that use of such facilities by the Named Executive Officers in the course of their employment (e.g., to visit or entertain ASRV’s customers and potential customers) is in ASRV’s interest and will further its business purposes. The Named Executive Officers are allowed to make personal use of country clubs and cars, which ASRV believes to be appropriate additional compensation in light of competitive standards and the performance of the Named Executive Officers.

As part of its compensation program ASRV has entered into agreements with Messrs. Hummel, McKeown, Stopko and Wilson pursuant to which they will be entitled to receive severance benefits upon the occurrence of certain enumerated events following a change in control. The events that trigger payment are generally those related to termination of employment without cause or detrimental changes in the executive’s terms and conditions of employment. See “Employment Contracts and Payments Upon Termination or Change in Control” below for a more detailed description of these events. ASRV believes that this structure will help: (i) assure the executives’ full attention and dedication to the company, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure the executives’ objectivity for shareholders’ interests, (iii) assure the executives of fair treatment in case of involuntary termination following a change in control, and (iv) attract and retain key talent during uncertain times. These agreements are subject to the limitations set forth in the Emergency Economic Stabilization Act of 2008 (the “EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), which are described in greater detail below.

Restatement of Financial Statements. The committee is of the view that, to the extent permitted by law, it has authority to retroactively adjust any cash or equity-based incentive award paid to any senior officer (including any Named Executive Officer) where the award was based upon the achievement by ASRV of specified financial goals and it is subsequently determined following a restatement of our financial statements that the specified goals were not in fact achieved. There have been no retroactive adjustments of any cash or equity-based incentive award on such a basis. There has been no restatement of our financial statements.

The Impact of Current Treasury Programs and New Federal Legislation on Executive Compensation

In connection with ASRV’s issuance to the Treasury of its Series D Preferred Stock on December 19, 2008 and the execution of the related Purchase Agreement between the company and the Treasury, ASRV agreed that its compensation, bonus, incentive and other benefit plans, arrangements and agreements, including severance and employment agreements, will comply with the executive compensation and corporate governance requirements of Section 111(b) of the EESA and applicable guidance or regulations issued by the Secretary of the Treasury. Those restrictions include, among other things, limits on compensation designed to eliminate incentives for “senior executive officers,” as defined below, to take unnecessary and excessive risks that threaten the value of ASRV.

Under the EESA, the applicable executive compensation restrictions applied in the 2009 fiscal year to the compensation of the company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (collectively, the “senior executive officers”), which are the same as our named executive officers identified in this Compensation Discussion and Analysis. In some cases, as a result of the passage of the ARRA discussed below, the executive compensation restrictions applied to certain non-executive officers. In addition, in connection with the issuance of our Series D Preferred Stock each of the senior executive officers was required to and did execute a waiver of any claim against the United States or the company for any changes to his compensation or benefits that are required in order to comply with the regulations issued by the Treasury.

On February 17, 2009 ARRA was signed into law and amended Section 111(b) of the EESA in its entirety. To the extent the ARRA provisions conflict with the Treasury Guidelines, we believe the ARRA provisions will take precedence. The ARRA has significant implications on the compensation arrangements of institutions such as ASRV that have sold preferred stock to the Treasury under the Capital Purchase Program. The ARRA directs the Secretary of the Treasury to establish standards and promulgate regulations on executive compensation practices of Capital Purchase Program recipients. Under such directive, on June 15, 2009, the Treasury issued an interim final rule on TARP standards for compensation and corporate governance (the “Interim Final Rule”). The ARRA’s restrictions, as implemented by the Interim Final Rule, apply to the company, its compensation policies and its executive officers in several ways, including the following:

•

Bonuses and Incentive Compensation: ASRV will generally be prohibited from paying or accruing any bonus, retention award or incentive compensation to its most highly compensated employee. Notwithstanding the foregoing, the ARRA, as implemented by the Interim Final Rule, permits certain types of commissions, normal accruals under nonqualified deferred compensation plans, bonuses accrued prior to June 15, 2009, bonus payments that are required under a written contract executed on or before February 11, 2009, and long-term restricted stock that has a value in an amount that is not greater than 1/3 of the total amount of annual compensation of the employee receiving the stock, does not vest until at least two years from the date of grant, and does not become fully transferable until the repayment of all assistance under the Capital Purchase Program by the company.

•

Golden Parachutes: EESA imposed limitations on the ability of the company to make “golden parachute payments” to its senior executive officers. A golden parachute payment was previously defined under EESA as a payment on account of an involuntary departure of the executive officer from the company in an amount equal to or more than three times the prior five year average compensation received by the executive prior to termination. The ARRA expands the application of the golden parachute limitations to also apply to the next five most highly compensated employees of the company. The meaning of the term “golden parachute payment” has also changed under the ARRA and the Interim Final Rule to include any payment (or the accelerated vesting of any equity award) in connection with a departure from the company for any reason (other than death or disability) or a change in control, except for payments for services performed or benefits accrued. The effect of this provision is to suspend certain obligations of the company under its employment agreement with Mr. Wilson and certain other change in control agreements the company has with other officers.

•

Clawbacks: EESA requires the company to recover any bonus, retention award, or incentive compensation paid to any one of its senior executive officers based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate. The ARRA expands the “clawback” requirements to apply not only to the senior executive officers, but also to the next 20 most highly compensated employees of the company.

•	Anti-Manipulation: The ARRA also prohibits any compensation plan that would encourage manipulation of reported earnings to enhance the compensation of any of the company’s employees.

•	Tax Gross-Ups: The Interim Final Rule prohibits the payment of any tax gross-up to a senior executive officer of the company, as well as to any of its next 20 most highly compensated employees.

The ARRA also affects the following executive compensation policies and practices:

•

The company’s Chief Executive Officer and Chief Financial Officer will be required to provide a written certification as an exhibit to the company’s annual report on Form 10-K of compliance with the compensation standards described in EESA, as modified by the ARRA and the Interim Final Rule.

•

The compensation committee is required to meet at least every six months with the company’s senior risk officer to evaluate the senior executive officer compensation plans to ensure that these plans do not encourage unnecessary and excessive risk-taking that threaten the value of the company and to evaluate all employee compensation plans to ensure that they do not encourage the manipulation of reported earnings and to consider ways to limit any unnecessary risks these plans pose to the company. The compensation committee is also required to provide, at least once per fiscal year, a narrative description of how those requirements have been met. In addition, the compensation committee must certify annually as to its compliance with these requirements.

•

The Board enacted a company-wide policy regarding excessive or luxury expenditures. This includes provisions on entertainment, events, office and facility renovations, air and other travel and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or other similar measures conducted in the normal course of business.

•

For years in which the Treasury owns the company’s Series D Preferred Stock, ASRV may not claim a deduction on compensation paid to a senior executive officer in excess of the $500,000 compensation deduction limit of Section 162(m)(5) of the Code. Moreover, the exception for performance based pay not counting against this limit, contained in Section 162(m), will not be available to the company.

Our Compensation Policies and Risk

In connection with our participation in the Capital Purchase Program, the compensation committee of the board of directors discussed, evaluated, and reviewed with the company’s senior risk officer all of the company’s employee compensation programs in light of the risks posed to the company by such programs and how to limit such risks and to assess whether any aspect of these programs would encourage any of our employees to manipulate reported earnings to enhance their compensation. The compensation committee of the board of directors also discussed, evaluated, and reviewed with the company’s senior risk officer all of the compensation programs in which the Named Executive Officers participate to assess whether any aspect of these programs would encourage any of our Named Executive Officers to take any unnecessary or excessive risks that could threaten the value of ASRV. The compensation committee met with the company’s senior risk officer in July of 2009 and in the first quarter of the current fiscal year with respect to the foregoing.

At the conclusion of this review, the compensation committee determined that none of our current compensation programs for our Named Executive Officers encourage excessive and unnecessary risk-taking that would threaten the value of ASRV and that none of our employee compensation programs pose any unnecessary risks to ASRV or encourage the manipulation of earnings to enhance the compensation of our employees. A summary of the compensation committee’s rationale for this conclusion for each compensation program is set forth below.

Compensation Program	Reason Why Program Does Not Encourage Excessive and Unnecessary Risk or the Manipulation of Earnings

Base Salary and Health and Welfare Benefits

•  Compensation levels are generally fixed for these programs and changes are primarily driven by comparisons to our peers.

•  While increases in base salary may result from individual performance, we also consider ASRV’s overall performance and the salaries paid by our peers before granting such an increase.

Perquisites

•  Compensation levels are generally fixed for these programs and changes are driven by comparisons to our peers, not individual performance.

•  Certain perquisites are inducements to join ASRV, such as relocation and moving expenses, and are not intended to affect future performance, and thereby do not encourage risk taking activities.

Pension Plan

•  Compensation levels are not driven by individual performance.

•  Vesting periods discourage our employees from engaging in activities that could result in their termination, including activities that pose excessive and unnecessary risks to ASRV’s value.

Employment Agreements

•  Compensation levels are generally fixed for these programs and changes are driven by comparisons to our peers.

•  Certain provisions are inducements to join ASRV, and are not intended to affect future performance, and thereby do not encourage risk taking activities.

•  The officers will not receive severance payments in the event of their termination under Section 111 of EESA.

Executive At-Risk Compensation Plan

•  Incentive awards are based on ASRV’s three-year strategic plan. Performance awards in the second and third year also take into account the performance in previous years in order to help ensure that the executive officer has actually contributed to the long-term value of ASRV.

Compensation Program	Reason Why Program Does Not Encourage Excessive and Unnecessary Risk or the Manipulation of Earnings

•   All awards are subject to recovery by ASRV in the event the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

•   Plan awards are based on annual company-wide ROA targets and established with regard to average ROA targets of peer banks, and therefore are not overly aggressive, and are highly unlikely to be subject to significant manipulation by an employee.

•   The maximum payout is 30% of base salary with the highest payout per individual set at approximately $60,000. It is a relatively modest award not likely to reward unnecessary and excessive risk. On average, this award has only represented approximately 8.5% of the executive’s base salary.

2001 Incentive Stock Plan

•   All awards are subject to recovery by ASRV in the event the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

•   Vesting schedules can be appropriately adjusted to provide the appropriate mix of awards for meeting short- and long-term goals.

We believe that an appropriate mix of variable compensation among annual cash incentives, stock options, restricted stock, and long-term cash incentives may be required for different sets of our employees, including our Named Executive Officers, given each employee’s position in the organization, our business objectives and comparable compensation packages offered by our competitors. To encourage appropriate decision-making and facilitate the alignment of the interests of our senior executives and certain other employees with those of the company and its shareholders, the compensation committee evaluated whether our compensation programs provide for appropriate levels of “fixed” and “variable” or “at risk” compensation. Further, the compensation committee analyzes whether our compensation programs offer appropriate levels of long-term incentive compensation between service-based and performance-based compensation that is reasonable for the company given our business objectives, the employee’s position with the company, and the compensation packages offered by our peers to similarly situated employees.

Compensation Committee Report

The compensation committee concluded that the current compensation programs for our Named Executive Officers as set forth in the “Compensation Discussion and Analysis” and incorporated into this Compensation Committee Report by reference, do not encourage excessive and unnecessary risk-taking that could threaten the value of ASRV and, to the extent noted, the company’s current employee compensation programs do not pose any unnecessary risks to ASRV or encourage the manipulation of earnings to enhance the compensation of any employee.

As described in the “Compensation Discussion and Analysis,” the compensation committee evaluated all of our employee compensation plans to ensure that they do not pose any unnecessary risk to ASRV or encourage the manipulation of earnings to enhance the compensation of any employee. As part of this review we examined, among other things, the risk and credit criteria, if any, attached to the awards under such plans, the position of the employees eligible to participate, and comparable incentive plans offered by our peers. The compensation committee concluded that our employee compensation plans do not pose any unnecessary risk to ASRV or encourage the manipulation of earnings to enhance the compensation of any employee. This conclusion was based primarily upon the following factors set forth in the below table.

Below we have identified each employee compensation plan or program not previously incorporated by reference from the “Compensation Discussion and Analysis.”

Plan or Program Name	Basis of Compensation	Basis for Conclusion

AmeriServ Trust and Financial Services Company Sales Incentive Plan	Commissions on trust and escrow agent accounts, retirement plans, estate, executor, and trustee fees, etc.	• Basis of compensation (i.e., opening trust and escrow agent accounts, etc.) not inherently risky; • Awards subject to clawback; • Awards are not driven by reported earnings.

Business Banking Incentive Program	Origination of term, construction, lines of credit, commercial mortgages, etc.

•   40% of award is deferred until after credit quality standards are met;

•   In order to receive award under this plan, loans originated must meet strict credit and underwriting standards;

•   Awards subject to clawback;

•   Awards are not driven by reported earnings.

Commercial Lending Incentive Program	Origination of term, construction, lines of credit, commercial mortgages, etc.

•   40% of award is deferred until after credit quality standards are met;

•   In order to receive award under this plan, loans originated must meet strict credit and underwriting standards;

•   Awards subject to clawback;

•   Awards are not driven by reported earnings.

Plan or Program Name	Basis of Compensation	Basis for Conclusion

Financial Services Commission Plan	Commissions paid on the revenue earned on mutual funds, annuities, life, long-term care and disability insurance, and total financial service revenue.	• Awards subject to clawback; • Awards are not driven by reported earnings.

Mortgage and Consumer Lending Incentive Plan	Payment based on satisfaction of production goals, gain on sale income, and end of year budgeted balance criteria.

•   Awards subject to a cap of $10,000 per annum;

•   In order to receive award under this plan, loans originated must meet strict credit and underwriting standards;

•   Awards subject to clawback;

•   Awards are not driven by reported earnings.

AmeriServ Financial Bank Referral Incentive Program	Referral fees for trust, residential mortgage, retail banking, business banking, and middle market lending products and accounts.	• Basis of compensation (i.e., referring customers to other departments within ASRV) not inherently risky; • Awards subject to clawback; • Awards are not driven by reported earnings.

Residential Mortgage Commission Plan	Commissions on residential mortgage loan closings.	• In order to receive award under this plan, loans originated must meet strict credit and underwriting standards; • Awards subject to clawback; • Awards are not driven by reported earnings.

Retail Banking Incentive Plan	Payment based upon consumer loan production, insurance sales on consumer loans, deposits, and production of fee-based checking accounts.	• In order to receive award under this plan, loans originated must meet strict credit and underwriting standards; • Awards subject to clawback; • Awards are not driven by reported earnings.

Plan or Program Name	Basis of Compensation	Basis for Conclusion

Retail Sales Director Incentive Plan	Payment based upon the achievement of bank-wide total deposit goals and bank-wide total consumer loan production goals

•   Awards subject to a cap of $12,000 per annum;

•   In order to receive award under this plan, loans originated must meet strict credit and underwriting standards;

•   Awards subject to clawback;

•   Awards are not driven by reported earnings.

AmeriServ Trust and Financial Services Company Investment Management Incentive Plan	Payment based on account retention and performance and, for the Chief Investment Officer only, the team’s overall performance.	• Awards subject to an annual cap of 15-20% of base salary; • Awards subject to clawback; • Awards are not driven by reported earnings.

The Compensation Committee certifies that:

(1)            we reviewed with the senior risk officer the senior executive officer compensation plans and made all reasonable efforts to ensure that these plans do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of ASRV;

(2)            we reviewed with the senior risk officer the employee compensation plans and made all reasonable efforts to limit any unnecessary risks these plans pose to ASRV; and

(3)            we reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of ASRV to enhance the compensation of any employee.

The compensation committee has reviewed and discussed with management the “Compensation Discussion and Analysis” set forth above. Based on such review and discussions, the compensation committee has recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement and in the Annual Report on Form 10-K for the year ended December 31, 2009, filed by us with the Securities and Exchange Commission.

Margaret A. O’Malley, Chair

Mark E. Pasquerilla, Vice Chair

J. Michael Adams, Jr.

Daniel R. DeVos

James C. Dewar

Howard M. Picking, III

Sara A. Sargent

Thomas C. Slater

Compensation Paid to Executive Officers

The following table sets forth information for the years ended December 31, 2007, 2008 and 2009 concerning the compensation for services in all capacities to ASRV and its subsidiaries of our former and current principal executive officer and our principal financial officer, as well as our other three most highly compensated executive officers (or executive officers of our subsidiaries). We refer to these individuals throughout this proxy statement as the “Named Executive Officers.”

We note that effective October 30, 2009 Mr. Dennison retired as President and Chief Executive Officer. Mr. Wilson commenced his employment with ASRV on August 17, 2009 and assumed the role of President and Chief Executive Officer of ASRV upon Mr. Dennison’s retirement. Pursuant to his employment agreement, Mr. Wilson will receive an annual base salary of $350,000 and will not be eligible for a merit increase until 2011.

SUMMARY COMPENSATION TABLE

Name, Age and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation (2)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation (3)	Total
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Allan R. Dennison, 63, Former President and CEO of ASRV and AmeriServ Financial Bank	2009 2008 2007	279,166 331,276 300,000	0 0 0	0 0 0	0 0 0	0 0 0	85,434 67,244 58,835	12,699 13,030 12,697	377,299 411,550 371,532

Glenn L. Wilson, 54, President and CEO of ASRV and AmeriServ Financial Bank	2009 2008 2007	131,249 N/A N/A	0 N/A N/A	84,000 N/A N/A	22,200 N/A N/A	0 N/A N/A	12,316 N/A N/A	45,846 N/A N/A	295,611 N/A N/A

Ronald W. Virag, 64, former President and CEO of AmeriServ Trust and Financial Services Company	2009 2008 2007	160,916 155,875 151,375	0 0 3,219	0 0 0	0 0 0	0 14,218 0	93,685 74,317 71,195	10,899 10,897 10,704	265,500 255,307 236,493

Jeffrey A. Stopko, 47, Executive Vice President and CFO of ASRV	2009 2008 2007	156,789 145,698 141,498	0 0 0	0 0 0	0 0 0	0 13,289 0	29,923 10,079 11,872	441 419 419	187,153 169,485 153,789

Gary M. McKeown, 65 Executive President and Special Assistant to the President of AmeriServ Financial Bank	2009 2008 2007	166,500 132,900 123,600	0 25,000 0	0 0 0	0 0 0	0 12,286 0	75,311 66,364 45,364	15,200 17,565 16,617	257,011 229,115 185,581 ,

Dan L. Hummel, 57 Senior Vice President Retail Banking and Marketing of AmeriServ Financial Bank	2009 2008 2007	132,428 127.350 123,600	3,000 0 0	0 0 0	0 0 0	0 11,755 0	48,642 28,105 30,871	11,482 11,207 10,717	195,552 178,279 165,188

(1) 50,000 shares of restricted stock were granted to Mr. Wilson pursuant to his employment agreement, which was effective August 17, 2009. Of this award, 20,000 shares of restricted stock will be 100% vested on the first anniversary of the grant date and the remaining 30,000 shares of restricted stock will be 100% vested on the third anniversary of the grant date. The fair value of the restricted stock award was calculated as of the grant date and in accordance with FASB ASC Topic 718.

(2) Stock options to acquire 60,000 shares of ASRV Common Stock were granted to Mr. Wilson pursuant to his employment agreement, which was effective August 17, 2009, under the 2001 Stock Incentive Plan. Of this award, 20,000 stock options will be 100% vested on the first anniversary of the grant date and the remaining 40,000 stock options will be 100% vested on the third anniversary of the grant date. The fair value of the stock option award was calculated as of the grant date and in accordance with FASB ASC Topic 718.

(3) Includes (a) premiums we pay for life insurance policies with coverage limits above $50,000 for each of the Named Executive Officers; (b) country club dues for Messrs. Wilson, Dennison, Hummel, McKeown and Virag; (c) allowances for personal car use for Messrs. Wilson, Dennison, Hummel, McKeown, and Virag; and (d) $43,574 in relocation and moving expenses paid to Mr. Wilson.

Grants of Plan-Based Awards Table

ASRV maintains both an incentive cash compensation plan, the 2006 Executive At-Risk Compensation Plan, which is designed to reward the achievement of short-term performance goals, and its 2001 Stock Incentive Plan, which is designed to provide long-term incentive opportunities. There were no grants of equity incentive awards to the Named Executive Officers during the year ended December 31, 2009, except for the 50,000 shares of restricted stock and the stock options to purchase 60,000 shares of ASRV Common Stock granted to Mr. Wilson and referenced in the summary compensation table.

Messrs. Dennison and Wilson are not eligible to participate in the Executive At-Risk Compensation Plan. Furthermore, no executive eligible to participate in the plan may receive an award if he or she received less than a “meets expectations” rating on their most recent individual performance appraisal prior to the award.

Targets for the Executive At-Risk Compensation Plan are established annually based upon net income. A pool for bonuses is created by taking 25% of the amount by which the company’s actual annual net income exceeded the net income target. Then, the pool is distributed to the eligible executives based upon a uniform percentage of their salary. For 2009, no awards were granted because the annual net income target was not met. Since the Executive At-Risk Compensation Plan’s establishment in 2006, 2008 was the only year in which targets have been met and cash awards were earned.

GRANT OF PLAN-BASED AWARDS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)		Target ($)	Maximum ($)
Allan R. Dennison	-	-	-	-	-		-	-
Glenn L. Wilson	8/17/09	-	-	-	$106,200	(1)	-	-
Ronald W. Virag	-	-	-	-	-		-	-
Jeffrey A. Stopko	-	-	-	-	-		-	-
Dan L. Hummel	-	-	-	-	-		-	-
Gary M. McKeown	-	-	-	-	-		-	-

(1)	The fair value of the equity award was calculated as of the grant date and in accordance with FASB Topic 718.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each Named Executive Officer as of December 31, 2009. No stock awards are unvested, except those granted to Mr. Wilson in connection with his employment agreement.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned shares, Units or Other Rights That Have Not Vested ($)
Allan R. Dennison	60,000	0	0	6.10	2014	-	-	-	-
Glenn L. Wilson	20,000 40,000	20,000 (1) 40,000 (2)	0 0	1.68 1.68	2019 2019	20,000 (3) 30,000 (4)	33,600 50,400	- -	-
Ronald W. Virag	19,100	0	0	4.86	2010	-	-	-	-
Jeffrey A. Stopko	10,900 5,000	0 0	0 0	4.86 5.10	2010 2012	-	-	-	-
Dan L. Hummel	12,900	0	0	4.86	2010	-		-	-
Gary M. McKeown	5,000 2,500 7,500	0 0 0	0 0 0	2.31 3.49 4.50	2012 2013 2013	-	-	-	-

(1)	The restricted stock award will be 100% vested on the first anniversary of the grant date.

(2)	The restricted stock award will be 100% vested on the third anniversary of the grant date.

(3)	The option award will be 100% vested on the first anniversary of the grant date.

(4)	The option award will be 100% vested on the third anniversary of the grant date.

Option Exercises and Stock Vested

No stock options were exercised in 2009. Furthermore, no stock awards of any kind vested in 2009.

Pension Benefits

The following table sets forth information concerning plans that provide for payments or other benefits at, following, or in connection with, retirement for each Named Executive Officer.

PENSION BENEFITS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit($)(1)	Payments During Last Fiscal Year ($)
Allan R. Dennison	Defined Benefit Plan	6	346,542	2,083
Glenn L. Wilson	Defined Benefit Plan	0	12,316	0
Ronald W. Virag	Defined Benefit Plan	15	635,428	0
Jeffrey A. Stopko	Defined Benefit Plan	23	135,658	0
Dan L. Hummel	Defined Benefit Plan	16	254,808	0
Gary M. McKeown(2)	Defined Benefit Plan	7	318,063	0

(1) The present value of accumulated benefits was calculated with the following assumptions. Retirement occurs at age 65. At that time, the participants take a lump sum based on the accrued benefit as of December 31, 2009. The lump sum is calculated using an interest rate of 6.00% and the IRS 2009 applicable mortality table for IRC section 417(e). The lump sum is discounted to December 31, 2009 at a rate of 5.75% per year.

(2) Mr. McKeown has 7 years of current credited service under the defined benefit plan and 20 years of total credited service under the defined benefit plan. Mr. McKeown was an employee of ASRV from July 8, 1986 to December 31, 1999. He was rehired as a Senior Vice President on October 1, 2002.

Benefits described in the foregoing table relate to a qualified defined benefit retirement plan. Remuneration for pension benefit purposes is total cash remuneration paid to an employee for a calendar year, including base salary, wages, commissions, overtime, bonuses and any other form of extra cash compensation and any pre-tax contributions under a “qualified cash or deferred arrangement” (as defined in Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations) or under a “cafeteria plan” (as defined in Section 125 of the Code and applicable regulations). (Effective for retirements on or after January 1, 1994, annual compensation for plan purposes could not exceed $150,000, plus any increases indexed to cost of living adjustments. Employees with compensation exceeding $150,000 in years before 1994 may have larger “preserved benefits.” Due to the Economic Growth and Tax Relief Reconciliation Act of 2001, the annual compensation limit increased to $200,000, plus any increases indexed to cost of living adjustments.) An employee’s benefit is determined on the basis of Final Average Compensation, which means the average annual compensation received by an employee in five consecutive years out of the last ten years before the employee’s termination of employment for which the average annual compensation is highest.

Messrs. Virag, Hummel and McKeown were eligible for early retirement as of December 31, 2009, because they were at least 55 and have 10 years of credited service. The lump sum early retirement benefit is calculated using an interest rate of 4.50% and the 1994 Group Annuity Reserving Table as described in Revenue Ruling 2001-62. Assuming a December 31, 2009 retirement, the present value of accumulated plan benefits for Messrs. Virag, Hummel, and McKeown are $715,093, $295,530 and $355,877, respectively.

Retirement benefits under the Plan are paid for the life of the employee with a right of survivorship with respect to ten years of post-retirement benefits. Other optional forms of benefits are available in actuarially equivalent amounts.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

ASRV does not maintain a nonqualified defined contribution or other plan for Named Executive Officers.

Employment Contracts and Payments Upon Termination or Change in Control

ASRV enters into employment contracts and change in control agreements with its employees, including the named executive officers, when we determine that an employment or change in control agreement is warranted in order to ensure the executive’s continued employment in light of prevailing market competition for the particular position held by the executive officer, or where it is determined it is necessary in light of the prior experience of the executive or practices at ASRV with respect to other similarly situated employees.

Mr. Wilson’s Employment Agreement

ASRV entered into an employment agreement with Mr. Wilson, which was effective August 17, 2009. Mr. Wilson’s agreement has a two-year term through August 17, 2011, and, unless terminated as set forth therein or unless one party provides written notice to the other of its intent not to renew the agreement 90 days in advance of the agreement’s second anniversary date, the agreement is automatically renewed for an additional term of one year.

The agreement provides for an annual base salary of $350,000. Mr. Wilson is not eligible for a merit increase until the 2011 calendar year. In addition, the agreement provides, among other things, that Mr. Wilson has the right to:

•

Participate in the bonus programs that ASRV maintains for ASRV executive officers of similar rank, which may not exceed 30% of his base salary and are subject to recovery or “clawback” if such bonuses were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria and are subject to the limitations of Section 111 of EESA;

•	Participate in ASRV’s health, life, and disability insurance programs, pension plan, 401(k) plan and other fringe benefit programs;

•	Take up to five weeks of vacation beginning in 2010;

•

Receive payment of the initiation fees and dues to be a member of a country club and reimbursement for all ordinary, necessary, and reasonable business-related expenses incurred by him on ASRV business at such country club;

•	Receive an ASRV-provided vehicle and operating expenses for business use (and ancillary personal use);

•	Receive payment for certain relocation and moving expenses incurred by his acceptance of the position of President & CEO during 2009 and 2010;

•

Receive a grant within 30 days of the effective date of the agreement of 50,000 shares of restricted stock with 20,000 shares vesting on the first anniversary of the grant date and 30,000 shares vesting on third anniversary of the grant date; and

•

Receive a grant within 30 days of the effective date of the agreement of 60,000 stock options with 20,000 options vesting on the first anniversary of the grant date and 40,000 options vesting on third anniversary of the grant date.

If Mr. Wilson’s employment is terminated by ASRV without cause (other than as a result of notice by ASRV of its intention not to renew the agreement), or Mr. Wilson resigns for good reason (following written notice to ASRV within 90 days of the occurrence of any event of good reason and ASRV’s failure to cure the same within 30 days of receipt of such notice), and no change in control occurred at the date of such termination, he will become entitled to the following upon his execution of a release agreement:

•	A lump sum cash payment within 30 days from the termination date equal to two times his annual base salary then in effect; and

•

The continuation of his health insurance benefits for him and his eligible dependents for a period of 2 years following his termination date (this period will include his COBRA eligibility period and Mr. Wilson would be responsible for the payment of premiums for such benefits in the same amount as active employees of ASRV).

Mr. Wilson’s employment agreement generally defines the term “good reason” as the termination of his employment absent a change in control and on the account of a reduction in his base salary except across-the-board reductions similarly affecting all salaried employees of ASRV or all senior executive officers of ASRV.

Mr. Wilson’s employment agreement generally defines the term “cause” as:

•

A material breach of Mr. Wilson’s agreement by Mr. Wilson not cured by him within 30 days of his receipt of the company’s notice that it intends to terminate his employment for cause based upon this breach;

•

The commission of any act involving dishonesty or fraud or conduct tending to bring ASRV into public disgrace or disrepute in any respect, including, but not limited to, acts of dishonesty or fraud, a commission of a felony, or a crime of moral turpitude;

•	Gross negligence or willful misconduct or the continuing and unreasonable refusal to substantially perform duties as specifically directed by the board of directors; or

•	An addiction to drugs or alcohol if Mr. Wilson refused treatment or failed to successfully complete treatment within the last 12 months.

In the event that Mr. Wilson resigns from, or ASRV terminates, his employment without cause, upon or after a change in control, he will become entitled to the following severance benefits under his employment agreement:

•	A lump sum cash payment within 30 days from the termination date equal to 2.99 times his annual base salary then in effect;

•

The continuation of his health insurance benefits for him and his eligible dependents for a period of 3 years following his termination date (this period will include his COBRA eligibility period and Mr. Wilson would be responsible for the payment of premiums for such benefits in the same amount as active employees of ASRV); and

•	A lump sum cash payment within 30 days from the termination date equal to the excess of (A) the aggregate retirement benefits he would have received under the terms of each tax-qualified and non-qualified plan of ASRV as in effect upon the termination date as if he continued to be employed for 3 more years and had he received on a pro-rated basis, as appropriate, the greater of (I) the highest compensation taken into account under each such plan with respect to one of the 3 years immediately preceding the year in which the termination date falls, or (II) his annualized base compensation in effect immediately prior to the date of termination, over (B) the retirement benefits he actually receives under such plans.

Mr. Wilson’s agreement generally defines the term “change in control” as the occurrence of any of the following:

•

Any “person” or “group” which is not an affiliate of ASRV (as those terms are defined or used in Section 13(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act) of securities of ASRV representing 50% or more of the combined voting power of ASRV’s securities then outstanding; or

•

There occurs a merger, consolidation, share exchange, division or other reorganization involving ASRV and another entity which is not an affiliate of ASRV in which ASRV’s shareholders do not continue to hold a majority of the capital stock of the resulting entity, or a sale, exchange, transfer, or other disposition of substantially all of the assets of ASRV to another entity or other person which is not an affiliate of ASRV.

In the event Mr. Wilson suffers a total and permanent disability (i.e., a mental or physical disability, illness or incapacity of Mr. Wilson which renders him unable to perform a substantial portion of his duties for a period of three consecutive months or an aggregate period of six months in any 18-month period or that renders Mr. Wilson unable to earn a livelihood as an employee of a comparable business), ASRV will continue his salary for up to 90 days, with such salary reduced by any amounts payable under a disability insurance plan.

In addition, in his employment agreement, Mr. Wilson acknowledged that all bonuses and incentive compensation paid pursuant to his employment with ASRV, whether in cash or equity, would be subject to recovery by ASRV in the event that such bonuses or incentive compensation was based on materially inaccurate financial statements or other materially inaccurate performance metric criteria. Such determination must be made within 12 months following the date such compensation is paid. In the event that the board of directors determines by at least a majority vote that a bonus or incentive compensation payment to Mr. Wilson is recoverable, Mr. Wilson would be required reimburse all or a portion of the payment to the fullest extent permitted by law as soon as practicable following written notice from ASRV. Furthermore, Mr. Wilson acknowledged in the agreement that all severance payments due to him in the event of his termination would be prohibited as long as the Series D Preferred Shares remain outstanding to Treasury under the Capital Purchase Program.

Change in Control Agreements

ASRV has entered into a form of change in control agreement with Messrs. Stopko, Hummel, and McKeown. The initial term of the agreement is for three years and the agreement annually renews for a term ending three years from each annual anniversary date, unless a party has given the other party written notice at least 60 days prior to such anniversary date that such party does not agree to renew the employment agreement. Under the agreement, if ASRV or a successor terminates any of Messrs. Stopko, Hummel, or McKeown without cause, or if any of Messrs. Stopko, Hummel, or McKeown terminates employment for good reason (following written notice to ASRV within 90 days of the occurrence of any event of good reason and ASRV’s failure to cure the same within 30 days of receipt of such notice) following a change in control, they will be entitled to certain severance benefits; provided that they execute a release agreement. The severance benefits under the agreement consist of the following:

•	A lump-sum payment, within 30 days following termination, equal to two times the sum of average base salary and bonuses for the five immediately preceding calendar years;

•	Two additional years of service credit for the purpose of calculating pension benefits where the incremental actuarial present value is paid as a lump sum cash payment;

•

Continuation, for a period of two years, of all health and medical insurance benefits in effect during the immediately preceding three calendar years (or, to the extent such benefits cannot be provided under a plan because he is no longer an employee, a lump-sum payment equal to the after-tax cost of obtaining such benefits); and

•

All unvested stock options will become immediately vested, and such options will be exercisable at any time prior to the earlier of the expiration date of such options or the date which is 90 days after termination.

In the event any of Messrs. Stopko, Hummel, or McKeown becomes entitled to receive the severance benefits under the agreement, they will be subject to a covenant not to compete and an agreement not to solicit ASRV’s customers or employees for 24 months following termination of employment.

The agreement generally defines the term “change in control” as the occurrence of any of the following:

•

Any “person” or “group” (as those terms are defined or used in Section 13(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act) of securities of ASRV representing 24.99% or more of the combined voting power of ASRV’s securities then outstanding;

•

There occurs a merger, consolidation, share exchange, division or other reorganization involving ASRV and another entity in which ASRV shareholders do not continue to hold a majority of the capital stock of the resulting entity, or a sale, exchange, transfer, or other disposition of substantially all of the assets of ASRV to another entity or other person; or

•

There occurs a contested proxy solicitation or solicitations of ASRV’s shareholders which results in the contesting party or parties obtaining the ability to elect a majority of the members of the Board of Directors standing for election at one or more meetings of ASRV’s shareholders.

The agreement generally defines the term “cause” as:

•	Material breach of any provision of the agreement, which is not cured within 30 days;

•	Willful misconduct that is materially inimical to the best interests, monetary or otherwise, of ASRV;

•	Conviction, or the entering of a plea of guilty or nolo contendere, of a felony or of any crime involving moral turpitude, fraud or deceit; or

•	Adjudication as a bankrupt under the United States Bankruptcy Code.

In connection with these agreements, in general, the term “good reason” includes the occurrence of any of the following events:

•	A reduction in title, responsibilities, including reporting responsibilities, or authority;

•	Assignment of duties inconsistent with his office;

•	A material reduction in annual base salary;

•

A termination of participation, on substantially similar terms, in any incentive compensation or bonus plans, or any change or amendment to any of the substantive provisions of any of such plans which would materially decrease the potential benefits; or

•

A failure to provide benefits at least as favorable as those enjoyed by the officer and his dependents under any pension, life insurance, medical, health and accident, disability or other employee plans immediately prior to a change in control, or any action that would materially reduce any of such benefits, unless such reduction relates to a reduction in benefits applicable to all employees generally.

The table below summarizes the payments Mr. Wilson and the other Named Executive Officers would receive if they were terminated as of, or a change in control occurred on, December 31, 2009. On December 19, 2008, we sold preferred stock to the Treasury under the Capital Purchase Program. As a result, pursuant to Section 111 of the EESA, we are prohibited from making any payments to our Named Executive Officers and any of our next five most highly compensated employees for a separation from service (except for payments for services performed or benefits accrued) during the period in which any obligation arising from such sale remains outstanding. Accordingly, as of December 31, 2009, we would be prohibited from making many, if not all, of the payments set forth in the below table. We note that Mr. Dennison is excluded because he retired in October 2009. Mr. Virag is excluded from the table because he no longer has a change in control agreement with the company.

		Change in Control	Absent Change in Control - Involuntary Termination Not For Cause OR Voluntary Termination For Good Reason (1)	After Change in Control - Involuntary Termination Not For Cause OR Voluntary Termination For Good Reason (1)(3)
Glenn L. Wilson	Cash Severance	$0	$700,000	$1,046,500
	Additional service credit under pension plan (4)	$0	$0	$110,954
	Welfare benefits continuation (2)	$0	$29,742	$44,429
	Value of accelerated stock options	$0	$0	$0
	Value of accelerated restricted stock	$83,500	$0	$83,500
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	($35,215)
	Total	$83,500	$729,742	$1,250,169

Jeffrey A. Stopko	Cash Severance	$0	$0	$290,580
	Additional service credit under pension plan (4)	$0	$0	$11,796
	Welfare benefits continuation (2)	$0	$0	$29,742
	Value of accelerated stock options	$0	$0	$0
	Value of accelerated restricted stock	$0	$0	$0
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0
	Total	$0	$0	$332,118

Dan L. Hummel	Cash Severance	$0	$0	$251,555
	Additional service credit under pension plan (4)	$0	$0	$31,201
	Welfare benefits continuation (2)	$0	$0	$29,742
	Value of accelerated stock options	$0	$0	$0
	Value of accelerated restricted stock	$0	$0	$0
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0
	Total	$0	$0	$312,498

Gary M. McKeown	Cash Severance	$0	$0	$263,874
	Additional service credit under pension plan (4)	$0	$0	$87,741
	Welfare benefits continuation (2)	$0	$0	$29,742
	Value of accelerated stock options	$0	$0	$0
	Value of accelerated restricted stock	$0	$0	$0
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	($14,940)
	Total	$0	$0	$366,418

(1) For base salary, bonus and medical continuation payment calculation, and time and form of such payments, see “Employment Contracts and Payments Upon Termination or Change in Control.”

(2) Calculated as the present value of $15,000 per year. Assumes no increase in the cost of welfare benefits. Assumes no tax on welfare benefits.

(3) All equity awards were vested as of December 31, 2009, except for the equity awards received by Mr. Wilson under his August 17, 2009 employment agreement.

(4) In the event of a change in control, Mr. Wilson’s employment contract calls for him to receive a benefit as if he continued in our pension plan for an additional three years after his termination. Messrs. Stopko, Hummel, and McKeown will receive a benefit as if they continued in our pension plan for an additional two years. The payments are discounted using an interest rate of 6.00% and are calculated using the 1994 Group Annuity Reserving Table as described in Revenue Ruling 2001-62.

Compensation of Directors

The following table sets forth information concerning compensation paid or accrued by ASRV and the Bank to each member of the board of directors during the year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total

J. Michael Adams, Jr. (1)	12,750	11,099	-	-	-	-	23,849
Allan R. Dennison (1)	3,350	-	-	-	-	-	3,350
Daniel R. DeVos(2)	20,600	5,999	-	-	-	-	26,599
James C. Dewar	15,700	5,999	-	-	-	-	21,699
Bruce E. Duke, III, M.D.(1)	-	16,199	-	-	-	-	16,199
James M. Edwards, Sr.	9,800	5,999	-	-	-	-	15,799
Craig G. Ford	60,000	5,999	-	-	-	-	65,999
Kim W. Kunkle	17,250	5,999	-	-	-	-	23,249
Margaret A. O’Malley	15,300	5,999	-	-	-	-	21,299
Very Rev. Christian R. Oravec	11,050	5,999	-	-	-	-	17,049
Mark E. Pasquerilla	13,750	5,999	-	-	-	-	19,749
Howard M. Picking, III	16,900	5,999	-	-	-	-	22,899
Sara A. Sargent(1)	4,800	19,799	-	-	-	-	24,599
Thomas C. Slater	18,600	5,999	-	-	-	-	24,599
Nedret Vidinli	11,400	-	-	-	-	-	11,400
Robert L. Wise(1)	150	22,149	-	-	-	-	22,299

(1) All non-employee independent directors receive an annual retainer of $6,000 payable in shares of our common stock. Board meeting and committee meeting attendance fees are paid in cash. Mr. Dennison only received board fees for the portion of the year that he was no longer serving as President and Chief Executive Officer of ASRV and AmeriServ Financial Bank. However, Messrs Adams, Duke, Sargent and Wise have directed ASRV to apply all or a portion of their board fees that would otherwise be received in cash to the purchase of shares of our common stock.

(2) Director DeVos has elected to defer all board fees that would otherwise be received in cash.

Executive officers who are directors or members of committees of the board of directors of ASRV or any of our subsidiaries receive no compensation for serving in such positions. In 2009, each non-employee independent director received a retainer of $6,000 payable in shares of our common stock. Because Mr. Dennison is not an independent director, his compensation represents solely per meeting fees paid to him for his services after he was no longer President and Chief Executive Officer of ASRV. In 2009, all ASRV and Bank board meetings were held jointly, but with separate agendas and minutes. Directors were paid a fee of $450 for their attendance at each joint ASRV and Bank board meeting. Directors were paid a fee of $400 for their attendance at certain committee meetings of the ASRV board of directors. However, directors frequently were not compensated for specially-called committee meetings, telephonic meetings or committee meetings convened for a limited purpose, such as the audit committee’s review of quarterly earnings releases. Beginning in April of 2004, Mr. Ford assumed the position of non-executive Chairman of ASRV. He receives a monthly retainer of $5,000 for his services in that capacity.

Certain non-employee directors of ASRV also are directors of the Bank and directors of AmeriServ Trust and Financial Services Company (the “Trust Company”). Directors serving on the board of directors of the Trust Company were compensated for their services by the payment of a fee of $450 for each board of directors meeting attended. A fee of $400 was paid for certain Bank and certain Trust Company committee meetings attended, but directors frequently were not compensated for specially-called committee meetings, telephonic meetings or committee meetings convened for a limited purpose.

Equity Compensation Plan Information

The following table summarizes the number of shares remaining for issuance under ASRV’s equity compensation plans as of December 31, 2009.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	343,609	$3.856	543,539
Equity compensation plans not approved by security holders	0	0	0
Total	343,609	$3.856	543,539

MATTER NO. 2

WAIVER OF AGE RESTRICTION

Section 2.12 of our bylaws provides that no person shall be eligible for election or re-election to the board of directors if he has reached the age of 75 years at the time of such election or re-election. The board of directors has nominated Craig G. Ford for re-election as a Class III Director. Mr. Ford has reached the age of 75. Because the board of directors believes that it is in our best interests for Mr. Ford to continue to serve as a director, it is asking the shareholders to waive the age restriction in Section 2.12 of the bylaws as it relates to Mr. Ford’s re-election at the annual meeting.

The board has determined that Mr. Ford’s re-election as a director is in the best interest of ASRV and its shareholders because of Mr. Ford’s many years of banking experience, especially in his role as a consultant to banks undergoing a management and financial performance transformation. As a result of this experience, he is familiar with issues affecting community banks and has been instrumental in formulating our strategic direction. The board believes that his continued service will enhance our ability to develop and implement a strategy centered on community banking that will produce consistent future earnings.

Furthermore, we believe that Mr. Ford’s experience with the company and knowledge of the banking industry will be important to the successful leadership transition of our new President and Chief Executive Officer.

With respect to this proposal, each shareholder has the right to one vote for each share of our common stock held. Approval of the proposal requires the affirmative vote of a majority of the shares of our common stock represented at the annual meeting. Abstentions will not constitute or be counted as “votes” cast for the proposal and, accordingly, will have the same effect as a negative vote.

The board recommends that you cast your vote FOR the waiver of the age restriction.

MATTER NO. 3

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

As described above in the “Compensation Discussion and Analysis” section and the compensation tables of this proxy statement, ASRV’s compensation programs are designed to:

•	align the interests of our executive officers with the long-term interests of our shareholders;
•	create a culture that rewards the superior performance of our executive officers through the attainment of specified performance objectives and targets; and
•	attract, motivate, and retain the highest level of executive talent and experience for the benefit of our shareholders.

In connection with our participation in the Treasury’s Capital Purchase Plan, we are required to submit a proposal allowing our shareholders to cast an advisory vote on our compensation program at the annual meeting of shareholders. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder of ASRV an opportunity to endorse or not endorse our executive compensation programs and polices through the following resolution:

“RESOLVED, that the shareholders approve the overall executive compensation policies and procedures employed by the company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the board. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation programs and arrangements.

Opponents of “Say-on-Pay” proposals have suggested that the impact on shareholder value of these proposals remains unproven because shareholders currently, for example, have the right to approve certain compensation plans, such as stock option plans.

Therefore, we cannot assess what measurable impact, if any, this proposal will have in the creation of shareholder value or improving our corporate governance, in light of the corporate governance standards we currently have in place.

We believe that both ASRV and its shareholders benefit from maintaining a constructive dialogue with its shareholders. This proposal is only one part of our corporate governance program and practices that maintain this dialogue with our shareholders and our commitment to the creation of long-term shareholder value.

The board of directors recommends that the shareholders vote “FOR” this proposal.

AUDIT COMMITTEE REPORT

The audit committee of ASRV’s board of directors operates under a written charter that specifies the audit committee’s duties and responsibilities. This charter is available on ASRV’s website at www.ameriservfinancial.com by following the links to “Investor Relations” and “Corporate Governance.”

The audit committee oversees ASRV’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Annual Report with management including a discussion about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

The audit committee reviewed with S.R., Snodgrass, AC, our independent registered public accounting firm (“Snodgrass”), who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of ASRV’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards or as are required by Statement on Auditing Standards No. 61. The audit committee has received the written disclosures and the letter from Snodgrass required by the Independence Standards Board Standard No. 1, and has discussed with Snodgrass its independence. When necessary, the audit committee has considered the compatibility of non-audit services with the auditor’s independence.

The audit committee discussed with ASRV’s internal auditor and Snodgrass the overall scope and plans for their respective audits. The audit committee met with the internal auditor and Snodgrass to discuss the results of their audits and examinations, their evaluations of ASRV’s internal controls and the overall quality of ASRV’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

James C. Dewar (Chair)

Margaret A. O’Malley (Vice Chair)

J. Michael Adams, Jr.

Daniel R. DeVos

Bruce E. Duke, III, M.D.

Craig G. Ford

Very Rev, Christian R. Oravec

Howard M. Picking, III

Sara A. Sargent

Robert L. Wise

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

On September 18, 2008, the audit committee of the Board of Directors of ASRV extended the engagement of Snodgrass to provide audit, tax, SAS 70 and benefit plan audit services for the years ending on December 31, 2009, 2010 and 2011. This appointment was ratified by our shareholders at our 2009 Annual Meeting.

Snodgrass has audited our consolidated financial statements as of and for the year ended December 31, 2009. The report on those consolidated financial statements appears in the Annual Report to Shareholders. Representatives of Snodgrass are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit Fees

The following table sets forth the aggregate fees billed to us by Snodgrass for the fiscal years ended December 31, 2008 and December 31, 2009.

	2009	2008
Audit Fees	$227,541	$204,559
Audit-Related Fees	70,948	57,948
Tax Fees	26,600	24,335
All Other Fees	27,576	28,745

“Audit Fees” include fees for audit services associated with the annual core audit and expenses associated with on-going compliance with the Sarbanes-Oxley Act of 2002. This category also includes fees associated with the quarterly reviews of Form 10-Q.

“Audit-Related Fees” includes fees associated with the SAS 70 Report issued by AmeriServ Trust & Financial Services Company, expenses associated with the audit of the 401(k) profit sharing plan, and fees associated with a student loan audit required by the Department of Education.

“Tax Fees” includes tax preparation, tax compliance and tax advice.

“All Other Fees” include an information technology network security assessment.

The audit committee’s Pre-Approval Policy is available on the company’s website at www.ameriservfinancial.com, by following the links to “Investor Relations” and “Corporate Governance”.

The audit committee pre-approves all audit and legally permissible non-audit services provided by Snodgrass in accordance with the pre-approval policies and procedures adopted by the Committee at its September 17, 2009 meeting. These services may include audit services, audit-related services, tax services and other services. Under the policy, pre-approved services include pre-approval of non-prohibited services for a limited dollar amount. A list of the prohibited non-audit services as defined by the Securities and Exchange Commission (SEC) is attached to the pre-approval policy. The SEC’s rule and relevant guidance will be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

The pre-approval fee levels for all services to be provided by Snodgrass are established annually by the audit committee. Any proposed services exceeding these levels will require specific pre-approval by the audit committee. The approved pre-approval fee level for audit services for fiscal year 2009 was $10,000.

The audit committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the audit committee at the next scheduled meeting. All services performed by Snodgrass in 2009 were pre-approved in accordance with the pre-approval policy.

CORPORATE GOVERNANCE DOCUMENTS

A copy of our Code of Ethics and Legal Code of Conduct, our Code of Ethics for the Chief Executive Officer and Senior Financial Officer and the charters of our audit committee, nominating committee, compensation committee, corporate governance committee, and investment/ALCO committee are available on our website under Investor Relations at www.ameriservfinancial.com and any shareholder may obtain a printed copy of these documents by writing to Investor Relations, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430, by e-mail at info@ameriservfinancial.com or by calling Investor Relations at (814) 533-5310.

FINANCIAL INFORMATION

Requests for printed financial material (including our annual reports, Forms 10-K, 10-Q and Call Reports) should be directed to Jeffrey A. Stopko, Executive Vice President and Chief Financial Officer, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430, telephone (814) 533-5310.

DIRECTOR INDEPENDENCE AND TRANSACTIONS WITH RELATED PARTIES

Director Independence

The board of directors of ASRV undertakes a formal review of director independence semi-annually. This process consists of an oral question and answer session at a board meeting at which all directors hear the responses of each director and have an opportunity to evaluate the facts presented. As part of this question and answer session, each director is asked to confirm that there are no facts or circumstances with respect to the director that would be in conflict with the NASDAQ listing standards regarding independence or that would otherwise compromise the director’s independence. This independence review is further supplemented by an annual questionnaire that directors are required to complete that contains a number of questions designed to ascertain the facts necessary to determine independence, as well as facts regarding any related party transactions. Based upon these reviews, the board of directors has determined that all directors are independent, other than Mr. Dennison and Mr. Wilson, our former and current, President and Chief Executive Officer, respectively. In making this determination, the board considered a number of specific relationships between directors and ASRV as follows:

•

Director Sargent operates an employment service that periodically provides ASRV with temporary employees. The board determined that the amount of fees paid by the company to the Sargent Group was not material to the company or the Sargent Group.

•

Director Pasquerilla owns the Holiday Inn Downtown, in Johnstown, Pennsylvania. ASRV periodically holds off-site meetings at the Holiday Inn, including the annual meeting. In addition, the Holiday Inn provides catering services to ASRV from time to time. The board determined that the amount paid by the company to the Holiday Inn was not material to the company or the Holiday Inn.

•

Director Kunkle is the owner of Laurel Holdings, Inc. Among other things, Laurel operates a company that provides janitorial services to ASRV. In 2009, ASRV paid Laurel the sum of approximately $260,000 for these services. The amount paid represents less than five percent of Laurel’s consolidated revenues. Accordingly, the board concluded that the existence of this relationship did not impair Mr. Kunkle’s independence.

Transactions With Related Parties

Certain directors, nominees, and executive officers or their associates were customers of and had transactions with ASRV or its subsidiaries during 2009. Transactions that involved loans or commitments by the Bank were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features. All transactions, products or services provided to the directors, nominees, executive officers, or their associates by ASRV or its subsidiaries are on substantially the same terms and conditions that those directors, nominees, executive officer, or their associates could receive elsewhere.

Review, Approval or Ratification of Transactions with Related Persons

Our audit committee charter requires that the audit committee approve all related party transactions other than routine deposit relationships and loans that otherwise comply with federal regulations. ASRV also reviews the independence of directors semi-annually. During this process, related party transactions are disclosed to all board members.

OTHER MATTERS

The board of directors knows of no other matters to be presented at the annual meeting. If, however, any other business should properly come before the annual meeting, or any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

SHAREHOLDER COMMUNICATIONS

Shareholders and other interested parties who desire to communicate directly with our independent, non-management directors should submit communications in writing addressed to Audit Committee Chair, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430.

Shareholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with our audit committee in writing addressed to Audit Committee Chair, AmeriServ Financial, Inc., P.O. Box 430, Johnstown, Pennsylvania 15907-0430.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Any shareholder desiring to present a proposal to be considered at the 2011 annual meeting of shareholders should submit the proposal in writing to: Chairman, AmeriServ Financial, Inc., Executive Offices, P.O. Box 430, Johnstown, Pennsylvania 15907-0430 no later than November 29, 2010.

By Order of the Board of Directors

Sharon M. Callihan
Corporate Secretary

March 22, 2010

PROXY

AMERISERV FINANCIAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

The undersigned shareholder(s) of AMERISERV FINANCIAL, INC., Johnstown, Pennsylvania do(es) hereby appoint Harry Morrow and Barry Gilchrist, or either one of them my (our) attorney(s) with full power of substitution, for me (us) and in my (our) name(s), to vote all the common stock of said Corporation standing in my (our) name(s) on its books on March 8, 2010, at the annual meeting of its Shareholders to be held at the Holiday Inn Downtown, Crown Ballroom, 250 Market Street, Johnstown, PA 15901-2996, on Tuesday, April 27, 2010, at 1:30 p.m., or any adjournment(s) thereof, as follows on the reverse side.

This will ratify and confirm all that said attorney(s) may do or cause to be done by virtue hereof. Said attorney(s) is (are) authorized to exercise all the power that I (we) would possess if present personally at said meeting or any adjournment(s) thereof. I (we) hereby revoke all proxies by me (us) heretofore given for any meeting of Shareholders of said Corporation.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Your vote is important. Please vote immediately.

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by AMERISERV FINANCIAL, INC., in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AMERISERV FINANCIAL, INC., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY, 11717

If you vote over the Internet or by telephone, please do not mail your card.

AMERISERV FINANCIAL, INC.

IN ABSENCE OF A CONTRARY DIRECTION, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED IN FAVOR OF ITEM 1.

1.	Election of Class III Directors for Terms Expiring 2013

Nominees:	(01) Daniel R. DeVos
(02) James C. Dewar
(03) Bruce E. Duke, III, M.D.
(04) Craig G. Ford
(05) Kim W. Kunkle

For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

☐	☐	☐

Vote On Proposals

2. The waiver of the director age restriction provision of the bylaws with respect to Craig G. Ford, a nominee for election as a director.

For	Against	Abstain
☐	☐	☐

3. An advisory (non-binding) vote on executive compensation.

For	Against	Abstain
☐	☐	☐

4. In their discretion, vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO EXERCISE.

Receipt is acknowledged of the Notice and Proxy Statement for said meeting, each dated March 22, 2010.

Please sign and return your proxy card promptly in the enclosed addressed envelope.

For address change, please check this box and write the correct address on the back where indicated        ☐

Please indicate if you plan to attend this meeting	☐ ☐

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Please date and sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, etc., you should indicate your full title. If stock is in joint names each joint owner should sign.

Signature:

Date:
[PLEASE SIGN WITHIN BOX]

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